Exhibit 99.1

     CHRISTINE HERB NAMED CHIEF INFORMATION OFFICER FOR COLUMBIA RIVER BANK

    THE DALLES, Ore., Jan. 2 /PRNewswire-FirstCall/ -- Roger Christensen, President and CEO of Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank announced today that Christine Herb has been named to the new position of Executive Vice President, Chief Information Officer for Columbia River Bank.

    Herb's most recent position was Director of IT Applications for Nationwide Insurance, based in Portland, Oregon, where she managed development teams locally and virtually from multiple locations in the U.S. for the past six years.

    "Christine brings to our bank more than 20 years of information technology experience in retail, insurance, and real estate industries," said Christensen. "Her strong leadership, project oversight, and technical expertise in established and merging technologies make a perfect fit with Bank's expansion needs."

    Herb was Merger Project Manager for Fred Meyer/Kroger, Inc., in Portland, Oregon, where she was employed from 1993 to 2000. Prior to this she lived in the Boston, Massachusetts, area serving as Planning and Quality Assurance Manager for General Cinema Corporation, Systems Analyst for Blue Cross and Blue Shield of Massachusetts, Programmer for Boston Properties, and Operations Analyst for John Hancock Mutual Life Insurance.

    Herb is a member of the Project Management Institute and a certified Project Management Professional, and is CSPM certified with the Quality Assurance Institute. She is a graduate from Suffolk University, with a BSBA in Computer Information Systems, Cum Laude.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 20 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco and Richland, Washington. In addition, Columbia River Bank has three limited service branches located in retirement homes, one in Bend, Oregon and two in McMinnville, Oregon. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

SOURCE  Columbia Bancorp
    -0-                             01/02/2007
    /CONTACT: Roger L. Christensen, President and CEO, +1-541-298-6633, or rchristensen@columbiabancorp.com, or Greg B. Spear, Executive Vice President and CFO, +1-541-298-6612, or gspear@columbiabancorp.com, both of Columbia Bancorp/
    /Web site:  http://www.columbiabancorp.com/
    (CBBO)